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Exhibit (a)(5)(viii)

Reckitt Benckiser Successfully Completes Tender Offer for Shares of Schiff Nutrition

        SLOUGH, England—(BUSINESS WIRE)—December 17, 2012. Reckitt Benckiser Group plc ("Reckitt Benckiser" or "RB") (LSE: RBL) announced today the successful completion of the tender offer (the "Offer") made by Reckitt Benckiser's indirect wholly-owned subsidiary Ascot Acquisition Corp. for all of the outstanding shares of Class A common stock and Class B common stock of Schiff Nutrition International, Inc. ("Schiff Nutrition") (NYSE:SHF) at a purchase price of $42.00 per share, net to the seller in cash, without interest, less any applicable withholding taxes as specified in the Offer to Purchase filed by Ascot Acquisition Corp. with the Securities and Exchange Commission on November 27, 2012. The Offer expired at 11:59 p.m., New York City time, on Friday, December 14, 2012.

        According to the final report of the depositary for the Offer, as of the expiration of the Offer, a total of 28,745,180 shares of Schiff Nutrition common stock were validly tendered and not withdrawn prior to the expiration of the Offer, which represent approximately 96.266% of all outstanding shares of Schiff Nutrition common stock and 90.137% of all outstanding shares of Schiff Nutrition common stock on a fully-diluted basis. In addition, 397,714 shares of Schiff Nutrition common stock have been delivered pursuant to the guaranteed delivery procedures. The aggregate number of shares validly tendered and not properly withdrawn pursuant to the Offer exceeds the "minimum condition" and, accordingly, Ascot Acquisition Corp. accepted for payment all such shares in accordance with the terms of the Offer and will promptly pay for such shares in accordance with the terms of the Offer.

        In accordance with that certain Agreement and Plan of Merger, dated as of November 21, 2012 (the "Merger Agreement"), by and among the Schiff Nutrition, Reckitt Benckiser LLC, Ascot Acquisition Corp. and, solely for the purposes specified in the Merger Agreement, Reckitt Benckiser, following consummation of the Offer, Ascot Acquisition Corp. intends to effect a "short-form" merger under applicable Delaware law, at which time Schiff Nutrition will become an indirect wholly owned subsidiary of Reckitt Benckiser.

        All outstanding shares of common stock of Schiff Nutrition, other than shares held by Schiff Nutrition, Reckitt Benckiser LLC, Ascot Acquisition Corp. or any of their respective wholly-owned subsidiaries, or by Schiff Nutrition stockholders who are entitled to and properly exercise appraisal rights under Delaware law, will be canceled and converted into the right to receive cash equal to the $42.00 Offer price per share, net in cash, without interest, less any applicable withholding taxes. In addition, upon completion of the merger, the Class A common stock of Schiff Nutrition will cease to be traded on the NYSE.

Forward-Looking Statements

        Statements herein regarding the proposed transaction between Reckitt Benckiser and Schiff, future financial and operating results and any other statements about future expectations constitute "forward looking statements." These forward looking statements may be identified by words such as "believe," "expects," "anticipates," "projects," "intends," "should," "estimates" or similar expressions. Such statements are based upon current beliefs and expectations and are subject to significant risks and uncertainties. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward looking statements. We believe these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and we undertake no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless required by law.

Investor & Analyst Contacts:

Reckitt Benckiser (RB)
 United Kingdom
Richard Joyce
Director, Investor Relations
+44 1753 217800

Media Contacts:
United States
Sard Verbinnen & Co (+1 212 687-8080)
Jim Barron
Jared Levy
Brooke Gordon

United Kingdom
Reckitt Benckiser (RB)
Andraea Dawson-Shepherd
SVP, Global Corporate Communication & Affairs
+44 1753 446447

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  Exhibit (a)(5)(viii)